Exhibit 99.1

Targacept Reports First Quarter 2009 Financial Results

Winston-Salem, North Carolina, May 11, 2009 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing a new class of drugs known as NNR Therapeutics™, today reported its financial results for the first quarter ended March 31, 2009.

Targacept reported a net loss of $4.7 million for the first quarter of 2009, compared to a net loss of $5.8 million for the first quarter of 2008. As of March 31, 2009, cash, cash equivalents and short-term investments totaled $80.2 million.

“In the first quarter, we continued to make progress in the development of our clinical-stage pipeline and accomplished milestones that reinforce the value of our preclinical activities. Our focus on prioritization and the careful management of financial resources allowed us to end the quarter with over $80 million,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “We are pleased with the positive outcome of the AZD3480 study in adult ADHD. We also remain enthusiastic about the therapeutic potential of TC-5214 and continue to anticipate top-line results from our trial in major depressive disorder in mid 2009.”

Recent Highlights:

TC-5214

•

Completed enrollment of the ongoing Phase 2b clinical trial of TC-5214 as an augmentation therapy for major depressive disorder and continued on track with our previously announced expectation of completing the trial and reporting top-line results in mid 2009;

•

Initiated a Phase 2 exploratory study of TC-5214 as an augmentation therapy for resistant hypertension; we expect the single site study to enroll approximately 12 subjects and be completed in the second half of 2009;

AstraZeneca Collaboration and Cognitive Disorders

AZD3480 (TC-1734)

•

Achieved statistically significant results in favor of AZD3480 (TC-1734) on the primary outcome measure and a number of secondary outcome measures in a Phase 2 study in adults with attention deficit/hyperactivity disorder, or ADHD; a decision by AstraZeneca with respect to potential further development of AZD3480 in Alzheimer’s disease or ADHD remains expected in the second quarter of 2009;

TC-5619

•

Continued preparatory activities for planned Phase 2 development of TC-5619, a product candidate highly selective for the alpha7 NNR, in cognitive dysfunction in schizophrenia or potentially one or more other conditions characterized by cognitive impairment; AstraZeneca has the right to license TC-5619 following completion by Targacept of a planned Phase 2 clinical proof of concept trial;

AZD1446 (TC-6683)

•

AstraZeneca continued to progress Phase 1 clinical development of AZD1446; a product candidate that arose from Targacept’s preclinical research collaboration with AstraZeneca and is in development for Alzheimer’s disease, ADHD or one or more other conditions characterized by cognitive impairment; and

GlaxoSmithKline Alliance

•	Progressed multiple preclinical product candidates, generating $2.5 million of milestone revenue from GlaxoSmithKline in the first quarter of 2009.

Financial Results

Targacept reported a net loss of $4.7 million for the first quarter of 2009, compared to a net loss of $5.8 million for the first quarter of 2008. Net operating revenues increased for the 2009 period compared to the 2008 period primarily as a result of revenues resulting from the achievement of milestone events under Targacept’s alliance agreement with GlaxoSmithKline. The increase in net operating revenues for the 2009 period was partially offset by increased research and development expenses and reduced interest income. The results included non-cash, stock-based compensation charges of $573,000 and $503,000 for the first quarter of 2009 and 2008, respectively.

Net operating revenues totaled $6.1 million for the first quarter of 2009, compared to $4.3 million for the first quarter of 2008. The higher net operating revenues were primarily attributable to an increase of $2.5 million in milestones and license fees from collaborations. The increase in milestones and license fees from collaborations reflected $2.5 million in revenue from GlaxoSmithKline upon achievement of milestone events. The increase in milestones and license fees from collaborations was partially offset by a decrease of $714,000 in collaboration research and development revenue.

Research and development expenses totaled $9.5 million for the first quarter of 2009, compared to $9.1 million for the first quarter of 2008. The higher research and development expenses were primarily attributable to an increase of $586,000 in costs incurred for third-party research and development services in connection with preclinical programs, including programs in the therapeutic focus areas of the alliance with GlaxoSmithKline. This increase was partially offset by a decrease of $218,000 in costs incurred for third-party research and development services in connection with clinical-stage product candidates. For the 2009 period, these third-party costs totaled $2.2 million and were incurred principally for TC-5214 and TC-5619.

General and administrative expenses totaled $1.5 million for the first quarter 2009, compared to $1.7 million for the first quarter of 2008. The lower general and administrative expenses were primarily attributable to a decrease of $271,000 in patent-related expenses.

Interest income, net of interest expense, totaled $302,000 for the first quarter of 2009, compared to $919,000 for the first quarter of 2008. The decrease was principally attributable to lower short-term interest rates, a lower average cash balance and increased indebtedness under loan facilities used to finance equipment, furnishings, software and other fixed assets.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, May 11, 2009, at 9:00 a.m. Eastern Daylight Time. The conference call may be accessed by dialing 800-291-9234 for domestic participants and 617-614-3923 for international callers (reference passcode 29368344). A replay of the conference call may be accessed beginning at approximately 12:00 p.m. on May 11, 2009 and continuing at least through May 25, 2009 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 96577819).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is a clinical-stage biopharmaceutical company that discovers and develops NNR Therapeutics™, a new class of drugs for the treatment primarily of central nervous system diseases and disorders. Targacept’s product candidates selectively modulate neuronal nicotinic receptors that serve as key regulators of the nervous system to promote therapeutic effects and limit adverse side effects. Targacept has clinical-stage product candidates in development for major depressive disorder, resistant hypertension, Alzheimer’s disease, attention deficit/hyperactivity disorder and cognitive dysfunction in schizophrenia, as well as multiple preclinical programs. Targacept also has a cognition-focused collaboration with AstraZeneca and a strategic alliance with GlaxoSmithKline. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Statements in this press release that are not purely historical in nature constitute “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the timing for a decision by AstraZeneca as to whether to conduct further development of AZD3480 (TC-1734) in Alzheimer’s disease or ADHD, the progress or scope of the research and development of Targacept’s product candidates, such as the number of subjects to be enrolled in any clinical trial, the timing for initiation or completion of or availability of results from any clinical trial or the indication(s) for which any of its product candidates may be developed, the benefits of Targacept’s product candidates, or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of various important factors, including, without limitation, Targacept’s critical accounting policies and risks and uncertainties relating to: Targacept’s dependence on the success of its collaboration with AstraZeneca and its alliance with GlaxoSmithKline; the significant control that AstraZeneca has over the development of AZD3480, including as to whether to conduct any further development of AZD3480 in Alzheimer’s disease or ADHD; difficulties or delays in the completion of analysis of data from the clinical trial of AZD3480 in ADHD in adults; the conduct and results of clinical trials and non-clinical studies and assessments of TC-5214 and Targacept’s other product candidates, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; Targacept’s ability to establish additional strategic alliances, collaborations and licensing or other arrangements on favorable terms; and the timing and success of submission, acceptance and approval of regulatory filings. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ is a trademark of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts:
Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 362-3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Net operating revenues	$6,141	$4,276

Operating expenses:
Research and development	9,495	9,082
General and administrative	1,470	1,691
Cost of product sales	228	203

Total operating expenses	11,193	10,976

Operating loss	(5,052)	(6,700)
Interest income, net	302	919

Net loss	$(4,750)	$(5,781)

Basic and diluted net loss per share	$(0.19)	$(0.24)

Weighted average common shares outstanding - basic and diluted	24,965	23,834

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
Cash, cash equivalents and short-term investments	$80,238	$88,363
Collaboration receivables and other current assets	4,830	3,603
Property and equipment, net	6,008	6,401
Other assets, net	180	184

Total assets	$91,256	$98,551

Current liabilities	$12,256	$13,792
Noncurrent liabilities	25,802	27,386
Total stockholders’ equity	53,198	57,373

Total liabilities and stockholders’ equity	$91,256	$98,551